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                             ADDENDUM TO BANK RECEIVABLES
                                  PURCHASE AGREEMENT

THIS ADDENDUM TO BANK RECEIVABLES PURCHASE AGREEMENT (this "ADDENDUM"), dated as of August 28, 1996, is between RETAILERS NATIONAL BANK, a national banking association, and DAYTON HUDSON CAPITAL CORPORATION, a Minnesota corporation.

                                     WITNESSETH:

     WHEREAS, the parties hereto are parties to a Bank Receivables Purchase Agreement dated as of September 13, 1995 (the "ORIGINAL AGREEMENT") which is governed by Delaware law; and

     WHEREAS, the parties hereto desire to confirm their intention that the Original Agreement be governed by Delaware law and desire to confirm certain agreements between themselves in connection therewith;

     NOW, THEREFORE, the parties hereto hereby irrevocably and unconditionally agree as follows:

     1. Solely in respect of the Original Agreement as modified by this Addendum and as further amended, modified or supplemented from time to time (collectively, the "AGREEMENT") and the transactions and other matters contemplated thereby or relating thereto, each of the parties hereto hereby irrevocably and unconditionally agrees (a) to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (b)(i) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party's agent for acceptance of legal process, and (ii) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (b)(i) or (ii) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. For purposes of implementing the parties' foregoing agreement to appoint and maintain an agent for service of process in the State of Delaware solely in respect of the Agreement and the transactions and other matters contemplated thereby or relating thereto, each such party that has not as of the date hereof already duly appointed such an agent does hereby appoint RL&F Service Corp., One Rodney Square, 10th Floor, Wilmington, Delaware 19801, as such agent.

     2. This Addendum shall be construed in accordance with the laws of the State of Delaware, without reference to its conflict of laws provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

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     3.   This Addendum may be executed in two or more counterparts (and by the different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

     4. As modified hereby, the Original Agreement is hereby ratified, approved and confirmed in every respect, and shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be duly executed by their respective officers as of the day and year first above written.


                                   RETAILERS NATIONAL BANK


                                   By: /s/ Stephen C. Kowalke
                                       -------------------------------
                                       Name:  Stephen C. Kowalke
                                       Title: Assistant Treasurer

                                   DAYTON HUDSON CAPITAL CORPORATION


                                   By: /s/ Stephen C. Kowalke
                                       -------------------------------
                                       Name:  Stephen C. Kowalke
                                       Title: Treasurer


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